CERTIFICATE OF AMENDMENT OF THE
                   CERTIFICATE OF INCORPORATION
                                OF
                     GLOBAL ACQUISITION, INC.


          The undersigned President of GLOBAL ACQUISITION, INC., a corporation organized and existing under the laws of the State of Colorado, does hereby certify as follows:

          1.   That the name of the corporation is Global Acquisition, Inc.

          2. Article I is being amended to change the name of the corporation to "OAK RIDGE MICRO-ENERGY, INC."

          3. Accordingly, the text of the Certificate of Incorporation is hereby amended to read as follows:

                            ARTICLE I
                               Name

          The name of this corporation is "OAK RIDGE MICRO-ENERGY, INC."

          4. Article XIII is being added to the Certificate of Incorporation to provide that any action which may be taken at any annual or special meeting of stockholders may be taken by written consent of a majority of stockholders.

          5. Accordingly, the text of the Certificate of Incorporation is hereby amended to read as follows:

                           ARTICLE XIII
                STOCKHOLDER ACTION WITHOUT MEETING

               Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

          4. The aforesaid Amendments to the Articles of Incorporation were adopted by the Board of Directors and by stockholders at a meeting duly called and held February 12, 2002. Of the 78,879,078 shares outstanding, 54,650,618 shares voted in favor of the amendment, with none voting against and none abstaining.

          IN WITNESS WHEREOF, I, Mark Meriwether, President of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 12th day of February, 2002.

                                   GLOBAL ACQUISITION, INC.


                                   By /s/Mark Meriwether
                                         Mark Meriwether, President